Exhibit 99.1

Darden Contacts:
(Analysts) Kevin Kalicak	(407) 245-5870
(Media) Rich Jeffers	(407) 245-4189

DARDEN COMPLETES SPIN-OFF OF FOUR CORNERS PROPERTY TRUST, INC.

Company will reduce approximately $1 billion in debt and
affirms combined DRI and FCPT annualized dividend is expected to be at least $2.20 per share

ORLANDO, Fla. (Nov. 9, 2015) - Darden Restaurants, Inc. (NYSE: DRI) (“Darden”) announced today that it successfully completed its previously announced spin-off of select real estate and restaurant assets into Four Corners Property Trust, Inc. (NYSE: FCPT) (“FCPT”). FCPT has become an independent, public company that intends to elect and qualify to be treated as a real estate investment trust (REIT) effective January 1, 2016.

Under the terms of the spin-off, Darden shareholders received one common share of FCPT for every three shares of Darden common stock held as of the record date, which was the close of business on November 2, 2015. Darden shareholders will receive cash in lieu of fractional FCPT shares. The spin-off is expected to be tax-free to Darden shareholders. Darden has received opinions from Skadden, Arps, Slate, Meagher & Flom LLP and KPMG LLP that the spin-off will qualify as tax-free and has received a private letter ruling from the Internal Revenue Service on certain issues relevant to the qualification of the spin-off as tax-free.

In connection with the spin-off, Darden received cash proceeds from FCPT of $315 million, which it anticipates using, together with cash on hand, to retire approximately $1 billion in debt in the near future while maintaining its investment grade credit profile.

“Our successful spin-off of FCPT significantly advances Darden’s commitment to deliver value to shareholders,” said CEO Gene Lee. “Additionally, this transaction makes Darden stronger financially, with an improved capital structure and less debt.”

FCPT shares will commence trading on November 10, 2015, on the New York Stock Exchange under the symbol “FCPT.” Darden will continue to trade on the New York Stock Exchange under the symbol “DRI.”

With the transaction complete, Darden expects the total combined dividend received by holders of Darden and FCPT will be at least equivalent to Darden’s current dividend of $2.20 per annum. This will include FCPT’s expected annualized dividend of $1.35 per share which, as a result of the ratio of one share of FCPT common stock for every three shares of Darden common stock, would be equivalent to $0.45 per Darden share, plus at least $1.75 per share paid by Darden.

Minimum Aggregate Annualized Dividend Per Share (DPS)
DRI Annualized DPS - Pre Spin ($0.55 per quarter)	$2.20

Minimum DRI Annualized DPS - Post Spin ($0.4375 per quarter)	$1.75
FCPT Annualized DPS ($1.35, adjusted for 1:3 spin ratio)	$0.45

Minimum Aggregate DRI and FCPT annualized DPS - Post Spin	$2.20

The declaration and payment of any future dividends will continue to be at the discretion of the Board of Directors and will be dependent upon Darden’s financial position, results of operations, available cash, cash flow, capital requirements and other factors deemed relevant by the Board.

Darden's previously announced shareholder rights plan has expired as a result of the spin-off. Stockholders are not required to take any action as a result of this expiration. In addition, as previously announced, FCPT CEO Bill Lenehan has resigned his seat on Darden’s Board of Directors now that the spin-off is complete.

Darden was represented in the spin-off by Skadden, Arps, Slate, Meagher & Flom LLP and Hogan Lovells US LLP. J.P. Morgan and Moelis & Company served as financial advisers.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Cautionary Statement Regarding Forward Looking Statements
Forward-looking statements in this communication are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements.

Forward-looking statements include, but are not limited to, statements regarding the expected benefits of FCPT’s spin-off from Darden and expectations regarding the payment of dividends. Such statements are based on estimates, projections, beliefs, and assumptions that Darden believes are reasonable but are not guarantees of future events and results. Actual future events and results of Darden may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Darden’s forward-looking statements include, among others: (i) risks related to the expected tax treatment of the transaction and the ability of Darden to conduct and expand its businesses following the transaction, and (ii) those additional factors under “Risk Factors” in Item 1A of Part I of Darden’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, and in subsequent filings with the SEC at www.sec.gov.

Darden expressly disclaims any obligation to release publicly any updates or revisions to any of the forward looking statements set forth in this press release to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

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